EXHIBIT 3.1
BCS/CD-515 (Rev. 03/07)
MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES
(Date Received)	This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.	(For Bureau Use Only)

Cristin K. Reid 200 N. Washington Sq. Lansing, MI 48933		EFFECTIVE DATE:
          Document will be returned to the name and address you enter above.
                 If left blank document will be mailed to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
For Use by Domestic Profit and Nonprofit Corporations

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1. The present name of the corporation is: Capitol Bancorp Ltd. 2. The identification number assigned by the Bureau is: 246-688.

3.     Article III of the Articles of Incorporation is hereby amended to read as follows:

ARTICLE III.
AUTHORIZED CAPITAL STOCK AND RELATIVE RIGHTS

      A.    The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is seventy million (70,000,000) shares consisting of (i) twenty million (20,000,000) shares of Preferred Stock, no par value per share (the “Preferred Stock”) and (ii) fifty million (50,000,000) shares of Common Stock, no par value per share (the “Common Stock”).

      B.     The authorized shares of the Common Stock are all of one class with equal voting power, and each share shall be equal to every other share.

      C.    The shares of the Preferred Stock may be divided into and issued in one or more series.  The Board of Directors is hereby authorized to cause the preferred stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors.  The Board of Directors is expressly authorized to adopt such resolutions or resolutions and issue such stock from time to time as it may deem desirable.

COMPLETE ONLY ONE OF THE FOLLOWING:
4.    Profit or Nonprofit Corporation:  For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.

The foregoing amendment to the Articles of Incorporation was duly adopted on the _____ day of ________________, ________, in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this _____ day of _______________, ______.

By  ______________________________________

5.    Profit Corporation Only:  Shareholder or Board Approval

The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 10th day of December, 2008, by the (check one of the following):

☑ shareholders at a meeting in accordance with Section 611(3) of the Act.
☐ written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act.  Written notice to shareholders who have not consented in writing has been given.  (Note:  Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)
☐ written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.
☐ board of a profit corporation pursuant to section 611(2) of the Act.

Signed this 10th day of December, 2008.

By  /s/ Cristin K. Reid
       Cristin K. Reid, Corporate President

6.    Nonprofit corporation only:  Member, shareholder, or board approval

The foregoing amendment to the Articles of Incorporation was duly adopted on the _____ day of  ______________, ______, by the (check one of the following):

Member or shareholder approval for nonprofit corporations organized on a membership or share basis

☐        members or shareholders at a meeting in accordance with Section 611(2) of the Act.
☐ written consent of the members or shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) and (2) of  the Act.  Written notice to members or shareholders who have not consented in writing has been given.  (Note:  Written consent by less than all of the members or shareholders is permitted only if such provision appears in the Articles of Incorporation.)
☐ written consent of all the members or shareholders entitled to vote in accordance with Section 407(3) of the Act.

Directors (only if the Articles state that the corporation is organized on a directorship basis)

☐ directors at a meeting in accordance with Section 611(2) of the Act.
☐ written consent of all directors pursuant to Section 525 of the Act.

Signed this ______ day of ______________________, ______.

By  __________________________________________